Exhibit 99.1

News Release
Contact:
Jon Kimmins, CFO
(510) 723-8639
For Immediate Release
Ken Dennard
Dennard • Lascar Associates
(832) 594-4004
ken@dennardlascar.com

MEN’S WEARHOUSE ANNOUNCES

$100 MILLION ACCELERATED SHARE REPURCHASE

FREMONT, CA — July 22, 2013 — The Men’s Wearhouse (NYSE: MW) (“the Company”) today announced that after market close on July 22, 2013, it entered into an agreement with JPMorgan Chase Bank, NA, to repurchase $100 million of the Company’s common shares under an accelerated share repurchase program.  Men’s Wearhouse will acquire these common shares under its $200 million share repurchase authorization announced on March 13, 2013.

At the inception of the accelerated share repurchase program, Men’s Wearhouse will receive approximately 2,197,000 common shares, which is approximately 85% of the number of shares expected to be repurchased in connection with this transaction.  The specific final number of shares to be repurchased will generally be based on the volume-weighted average share price of the Company’s shares during the calculation period of the accelerated share repurchase program. The accelerated share repurchase program is expected to be completed not later than the fourth quarter of 2013.  All shares repurchased under the accelerated share repurchase program will be retired.  The Company expects to finance this accelerated share repurchase program with cash on hand and/or proceeds from its existing credit facility.

Doug Ewert, President and Chief Executive Officer at Men’s Wearhouse, stated, “This accelerated share repurchase demonstrates our commitment to delivering increased value to shareholders while continuing to invest in the important opportunities that will drive our long-term growth, as reinforced by last week’s definitive agreement to acquire the exclusive American clothing brand, Joseph Abboud®.

“We believe that the combination of this accelerated share repurchase, the reuniting of Joseph Abboud with his iconic brand, and our ongoing process evaluating alternatives for K&G, are significant 2013 strategic actions that better position us for growth and will unlock significant value for our shareholders,” concluded Ewert.

About Men’s Wearhouse

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,141 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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